SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM 8K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 20, 2001
Commission File No.:    33-9472-D


                         E'PRIME AEROSPACE CORPORATION
             (Exact name of registrant as specified in its charter)


        Colorado                                       59-2802081
(State of Incorporation)                    (IRS Employer Identification No.)

                 320 Indian River Avenue, Titusville, FL  32796
                    (Address of principal executive offices)

                                 407-269-0900
              (Registrant's telephone number, including area code)

                                     N/A
          (Former name or former address, if changed since last report.)


Item 5. Other Events

E'Prime Aerospace Corporation (E'Prime) has signed an Agreement with The United States National Aeronautics and Space Administration (NASA) for support of commercial launch vehicle programs.

NASA has agreed, among other things, to negotiate and execute sub-agreements for the use of available Government property and services under the jurisdiction of NASA, price the use of property and services consistent with NASA policy, maintain any necessary support and interface and timely furnish to E'Prime the products and services specified in the sub-agreements.

Management believes that the Agreement is the first phase of E'Prime's program to finance, select staff and develop a launch site. Development of a launch site is a vital initial activity in E'Prime's plan to manufacture and launch the Eagle Series Launch Vehicle.

Management believes that the Eagle Series Launch Vehicle can offer a cost effective means for satellite operators to place satellites in orbit with technology derived from a reliable expendable launch vehicle. E'Prime's goal is to make the United States the World leader in commercial space by having the lowest cost per pound to orbit with the most reliable launch services available. The agreement with NASA is a first step in this goal.

Although established in 1987, E'Prime still is a development stage company. Management believes that its relationship to the START Treaty prevented development. With the NASA Agreement, E'Prime intends to seek adequate financing, negotiate the sub-agreements for necessary services and launch sites with NASA, construct the launch vehicles in the Eagle Series and obtain launch contracts. The commercial launch success of E'Prime is dependent on the occurrence of all these events. There can be no assurance that E'Prime can accomplish its goals or become profitable.



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

E' PRIME AEROSPACE CORPORATION


/s/Bob G. Davis
Bob G. Davis, President

Date: February 20,2001